UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 2, 2009 (December 1, 2009)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listings.

(a)On December 1, 2009, the New York Stock Exchange (the "NYSE") issued a press release announcing the immediate suspension of listing on the NYSE of the following equity securities of Anthracite Capital, Inc. (the "Company"):

•	common stock (ticker symbol: AHR);

•	9.375% Series C Cumulative Redeemable Preferred Stock (ticker symbol: AHR PR C); and

•	8.25% Series D Cumulative Redeemable Preferred Stock (ticker symbol: AHR PR D).

NYSE Regulation, Inc. ("NYSE Regulation") determined that the Company was no longer suitable for listing in light of the abnormally low price of the Company's common stock after the Company's December 1, 2009 news announcement that discussed defaults and cross-defaults on certain of its unsecured and secured debt obligations. The Company's common stock closed at $0.24 with a resultant market capitalization of $22.6 million on December 1, 2009. NYSE Regulation also noted that the Company, in its December 1, 2009 news announcement, stated that there can be no assurance that the Company's discussions with creditors will result in its continuing operations and referenced management's assessment that in the event of reorganization or liquidation, shareholders would not receive any value and the value received by unsecured creditors would be minimal. The Company understands that the NYSE commenced delisting procedures pursuant to Section 802.01D of the NYSE's Listed Company Manual.

In its announcement regarding the suspension, NYSE Regulation also noted that the Company had previously fallen below the NYSE's continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading day period.

The NYSE has submitted applications to the Securities and Exchange Commission to delist the above-referenced securities.  At this time, the Company does not intend to take any action to appeal NYSE Regulation’s decision and, therefore, it is expected that these securities will be delisted upon completion of the applicable delisting procedures.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name:	Richard M. Shea
Title:	President and Chief Operating Officer

Dated:	December 2, 2009